Exhibit 10.1

Legacy Reserves 2019 Key Employee Incentive Plan
1.Effective Date, Term, and Purpose. This 2019 Key Employee Incentive Plan (the “Plan”) of Legacy Reserves Services, LLC (“Employer,” together with Employer’s parents, subsidiaries and/or affiliates, the “Company”) is effective on the date (the “Effective Date”) of the Plan’s approval by the Board of Directors of Legacy Reserves, Inc. (the “Board”). The Plan provides each Participant (as defined in Section 2 below) with the opportunity to receive a series of cash payments (each, an “Incentive Award”) upon the achievement of specified goals in connection with certain performance conditions of the Company pursuant to the terms and conditions set forth herein. The Incentive Awards are intended to ensure the continued, collective efforts of the participating key employees and to incentivize the Participants to work towards outcomes that are aligned with those of relevant Company stakeholders during the Company’s restructuring efforts. The Plan shall remain in effect until the payment of all Incentive Awards that become payable hereunder, subject to the conditions and terms of the Plan.

2.Participants Covered. The participants in the Plan (each a “Participant”) shall be those key employees of the Company who are designated for participation in the Plan by the Board (or the Committee, as defined in Section 7 below), as initially set forth on Exhibit A.

3.Definitions.

a.
“Cause,” with respect to a given Participant, shall have the meaning set forth in such Participant’s employment agreement in effect as of the Effective Date (whether or not such employment agreement remains in effect at the time of Participant’s termination), except that if the Participant’s employment agreement is superseded by a subsequent or amended employment agreement that includes a definition of “Cause,” then “Cause” shall have the meaning set forth in such subsequent or amended employment agreement.

b.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

c.	“Committee” shall have the meaning specified in Section 7.

d.
“Development Capital” means capital expended to expand the Company’s operations, as recorded in accordance with the Company’s usual accounting practices, as such figures may be adjusted for M&A activity at the discretion of the Company, as approved by the Board (or the Committee).

e.
“EBITDA,” for purposes of this Plan, means the Company’s Adjusted EBITDA as determined on a basis consistent with that reported in the Company’s 10-Q before (i) expenses incurred for professional services firms engaged or paid by the Company pursuant to its restructuring activities (including but not limited to Alvarez & Marsal, Sidley Austin, Perella Weinberg Partners, and Tudor Pickering Holt) and (ii) any payments to employees pursuant to (A) this Plan, (B) the Employer’s Key Employee Retention Plan, or (C) the Retention Agreements entered into with certain executives in or about May 2019; as such figures may be adjusted for M&A activity at the discretion of the Company, as approved by the Board (or the Committee).

f.	“Incentive Awards” shall have the meaning specified in Section 1.

g.	“Incentive Components” shall have the meaning specified in Section 4(a).

h.
“LOE” means the Company’s lease operating expenses, as recorded in accordance with the Company’s usual accounting practices, as such figures may be adjusted for M&A activity at the discretion of the Company, as approved by the Board (or the Committee).

i.	“Participant” means each person identified on Exhibit A hereto.

j.
“Performance Period” means each of: (i) January 1, 2019 through March 31, 2019 (the “First Performance Period”); (ii) April 1, 2019 through June 30, 2019 (the “Second Performance Period”); (iii) July 1, 2019 through September 30, 2019 (the “Third Performance Period”); and (iv) October 1, 2019 through December 31, 2019 (the “Fourth Performance Period”).

k.
“Production” means the amount of oil, natural gas, and natural gas liquids produced by the Company, expressed in MBoe (thousand barrels of oil equivalent), as such figures may be adjusted for M&A activity at the discretion of the Company, as approved by the Board (or the Committee).

l.	“Terminating Performance Period” shall have the meaning specified in Section 5.

m.	“Target Incentive Award” shall have the meaning specified in Section 4(b).

n.	“Total and Permanent Disability” shall have the meaning specified in Section 5.

o.	“True-Up Level” shall have the meaning specified in Section 4(c)(iii).

4.Incentive Award Payments and Conditions. The Plan offers each Participant the opportunity to earn Incentive Awards at quarterly intervals based upon performance relative to four components as set forth below, with the payment for the Fourth Performance Period subject to an annual “true-up” adjustment based on cumulative performance over the entirety of 2019, subject to the conditions and forfeiture terms set forth herein.

a.
Types of Incentive Awards. Participants are eligible to receive Incentive Awards based upon the Company’s performance relative to four separate components: (i) EBITDA; (ii) LOE; (iii) Production; and (iv) Development Capital (collectively, the “Incentive Components”). Each of the Incentive Components provides opportunities for Participants to receive Incentive Awards at quarterly intervals for performance relative to specific pre-established goals for the EBITDA, LOE, Production, and Development Capital components (subject to the adjustment of such goals for M&A activity at the discretion of the Company, as approved by the Board (or the Committee)). The goals, including, threshold, target and stretch goals, for EBITDA, LOE, Production, and Development Capital with respect to each Performance Period are set forth in Exhibit B.

b.
Target Amount of Incentive Awards. The Plan establishes a “Target Incentive Award” for each Participant, representing the designated payout if the Company’s performance is at the targeted goals. The Target Incentive Award is divided into four equal target amounts corresponding to each of the Incentive Components: EBITDA, LOE, Production, and

Development Capital. On an annual basis, each target with respect to the four Incentive Components shall equal one-quarter (1/4 or 25%) of the total Target Incentive Award set forth next to each Participant’s name in Exhibit A. The Target Incentive Award, and its subsidiary target amounts with respect to each Incentive Component, shall be divided equally to arrive at equal quarterly amounts for each of the four Performance Periods.

c.	Payout of Incentive Awards.

i.
Payouts Generally. Participants are eligible to receive varying payout levels of Incentive Awards with respect to each Incentive Component (ranging from 50% to 200% of the quarterly target with respect to each Incentive Component) for each of the Performance Periods, determined by reference to the Company’s performance relative to the goals set forth in Exhibit B with respect to each Incentive Component; provided, however, that if the threshold goal is not reached with respect to a particular Incentive Component for a particular Performance Period, then no Incentive Award shall be payable with respect to such Incentive Component for such Performance Period, subject only to the “true-up” adjustment set forth in Section 4(c)(iii).

ii.
Quarterly Payouts for Each Performance Period. Each quarterly Incentive Award payout (the “Incentive Payout Amount”) shall be calculated by comparing the Company’s performance with respect to each Incentive Component against the threshold, target and stretch goals set forth in Exhibit B, utilizing straight-line interpolation between the Company’s actual performance and the level of Incentive Award payout designated for the Company’s performance relative to its pre-established goals to calculate the percentage of the quarterly Target Incentive Award achieved with respect to each Incentive Component. As soon as practicable after the end of each Performance Period, the Committee shall compare the Company’s actual performance during the Performance Period against the goals set forth in Exhibit B with respect to each Incentive Component to determine an Incentive Payout Amount with respect to each Incentive Component for the relevant Performance Period. For the avoidance of doubt, performance at the threshold goal equates to payout at 50% of the targeted amount, performance at the target goal equates to payout at 100% of the targeted amount, and performance at the stretch goal equates to payout at the maximum payout level of 200% of the targeted amount.

iii.
True-Up Adjustment. Notwithstanding the foregoing, with respect to the Fourth Performance Period, the Committee shall adjust the Incentive Payout Amount, either increasing or decreasing the amount, to account for the Company’s actual performance during 2019 against the annual goals set forth in Exhibit C with respect to each Incentive Component, to ensure that the total of the payments made to the Participants under this Plan is consistent with the Company’s annual performance. Specifically, the Committee shall compare the Company’s 2019 performance with respect to a given Incentive Component against the threshold, target and maximum goals set forth in Exhibit C, utilizing straight-line interpolation between the Company’s actual performance and the level of Incentive Award payout designated for the Company’s performance relative to its pre-established goals to calculate the payout percentage achieved on an annual basis with respect to each Incentive Component. Such percentage shall then be applied to the cumulative targeted amount for all Performance Periods with respect to such Incentive Component to arrive at a “True-

Up Level” for each Incentive Component. With respect to each Incentive Component, the Company shall subtract (x) the sum of all Incentive Payout Amounts actually paid to the Participant (or, with respect to the Fourth Performance Period, the amount proposed to be paid according to the calculations set forth in Section 4(c)(i)-(ii)) with respect to such Incentive Component for the current and all prior Performance Periods from (y) the True-Up Level, and the difference, whether positive or negative, shall be applied to the Incentive Payout Amount for the Fourth Performance Period. For the avoidance of doubt, if the application of this adjustment would result in a negative Incentive Payout Amount for the Fourth Performance Period, the Incentive Payout Amount for the Fourth Performance Period shall be zero ($0.00) and the Participant will not be required to return any prior payments.

iv.
Timing of Payouts. If payable, the Incentive Award for each Performance Period, calculated as set forth above, will be paid by the Employer within sixty (60) days after the conclusion of the relevant Performance Period.

5.Termination of Employment. In the event that a Participant’s employment with the Company is terminated by the Company without Cause, or due to the Participant’s death or “Total and Permanent Disability” (within the meaning of Section 409A of the Code and the regulations thereunder), at any time prior to the end of a Performance Period (the specific performance period during which termination occurs is referred to herein as the “Terminating Performance Period”), the Employer shall, subject to the conditions stated herein, pay to the Participant a pro-rated portion of the Incentive Awards with respect to each Incentive Component for the Terminating Performance Period, as further set forth herein. In order to receive any such payment following the Participant’s termination of employment without Cause or due to the Participant’s death or Total and Permanent Disability, the Participant (or, if the Participant has died, his or her executor, administrator or other legal representative) must first execute a general release and waiver agreement in favor of the Company within the timeframe designated by the Company (which shall not be less than twenty-one days after the Company presented such release), the Participant must not revoke such release within the time period provided for revocation, and the Participant must remain in compliance with, and not breach, such release agreement or any post-employment obligations Participant owes to the Company, including, without limitation, any non-competition, non-solicitation, or confidentiality obligations contained in any written agreement between the Participant and the Company. In such event, the Participant will receive payment of each Incentive Award as soon as practicable following the later of the expiration of the aforementioned revocation period and the date by which the calculation of such Incentive Award becomes determinable; provided, however, that such payment will be made no later than sixty (60) days following the conclusion of the relevant Performance Period. The amount(s) to be paid to such Participant shall be equal to (i) any such Incentive Awards that would have been earned under the Plan had the Participant been employed through the end of the Terminating Performance Period, divided by (ii) the number of days from the start of the Terminating Performance Period through the end of the Terminating Performance Period, multiplied by (iii) the number of days from the start of the Terminating Performance Period through the end of Participant’s active period of employment with the Company. For the avoidance of doubt, if a Participant’s employment with the Company is terminated prior to the end of a Terminating Performance Period other than by the Company without Cause and not due to the Participant’s death or Total and Permanent Disability (including without limitation if the Participant voluntarily terminates his or her employment with the Company or if a Participant is terminated by the Company with Cause), or if the Participant violates any release agreement or any post-employment obligations Participant owes to the Company, including, without limitation, any non-competition, non-solicitation, or confidentiality obligations contained in any written agreement between the Participant and the Company, then such Participant shall automatically and permanently forfeit all rights under the Plan and shall not be eligible for any further payments.

6.Tax Consequences and Section 409A. In connection with participation in the Plan and the receipt of any Incentive Awards, the Participant shall be solely responsible for all federal, state, and local tax liabilities including, without limitation, income taxes, any additional taxes imposed under the Code, any excise taxes (including those imposed on golden parachute payments under Section 4999 of the Code), and the employee portion of employment taxes, except as may otherwise be provided in any written employment agreement between the Participant and the Company. Employer and the Company make no warranty concerning the tax treatment of any payment of Incentive Awards; each Participant should consult his or her tax advisor regarding the appropriate tax treatment of Incentive Awards. Each Incentive Award payment due under this Plan is intended to be exempt from Section 409A of the Code as a “short-term deferral,” within the meaning of Treasury Regulation 1.409A-1(a)(4), and shall be considered to be a separate payment for purposes of Section 409A. The Committee shall interpret and administer the Plan accordingly, and shall have complete discretion to make any determination and to take any determination that avoids any violation of Section 409A. However, Employer and the Company make no representations concerning Section 409A or any related or other federal, state or local tax law.

7.Miscellaneous.

a.
Administration. Employer, acting through the Board or a Compensation Committee appointed by the Board (in either case, the “Committee”), shall administer the Plan, shall in such capacity be responsible for the general administration and management of the Plan, and shall have all powers and duties necessary to fulfill its responsibilities, including the discretion to determine all questions relating to the eligibility of employees to collect Incentive Awards, and the calculation and payment of all such Incentive Awards. The Committee shall accordingly have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion the Committee deems to be appropriate in its sole and absolute discretion, to revise any form associated with this Plan in any manner that the Committee determines to be appropriate, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall instead be upheld unless clearly arbitrary or capricious. The Committee’s prior exercise of discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. Unless arbitrary and capricious, all actions taken and all determinations made by the Committee shall be final and binding on all persons claiming any interest in or under the Plan.

b.
Manner of Payment and Tax Withholding. Any amounts payable under this Plan shall be paid to Participants in the same manner as they receive regular payroll (or by mail to the last known address of any Participant whose employment has terminated). The Employer will deduct from any Incentive Award payment all required withholdings for state, federal, and local employment, income, payroll, or other taxes.

c.
No Guarantee of Employment or Other Benefits. Except for Participants subject to a written employment agreement which states otherwise, employment with Employer is on an “at will” basis. This means that the employment relationship may be terminated at any time by either the Participant or Employer for any reason not expressly prohibited by law. Any representation to the contrary is invalid and unenforceable and should not be relied upon, unless set forth in a written contract of employment, signed on behalf of Employer by an authorized officer. Participation in this Plan and the receipt of benefits under this Plan shall not automatically be deemed employment for purposes of any other employee benefit plan including, without limitation, participation in (i) any other benefit plan such as medical, dental, disability or other welfare benefit plan, (ii) any retirement or 401(k) plan, or (iii) any other type of benefit. Nothing in this Plan shall be deemed to alter or affect any terms and conditions of any Participant’s written employment agreement with the Employer.

d.
Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without reference to conflict of law principles which would require application of the law of another jurisdiction (except to the minimum extent that the law of the State of Texas specifically and mandatorily requires otherwise).

e.
Notices. All notices, requests, demands and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed given (i) when personally delivered to the recipient (provided a written acknowledgement of receipt is obtained), (ii) one (1) business day after being sent by a nationally recognized overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier) or (iii) four (4) business days after mailing by certified or registered mail, postage prepaid, return receipt requested, to the party concerned at the address indicated below (or such other address as the recipient shall specify by ten days’ advance written notice given in accordance with this Section 7(e)):

To the Employer:
Legacy Reserves Services LLC
Attn: Bert Ferrara
303 W Wall St, Suite 1800
Midland, TX 79701
With a copy to:
Sidley Austin LLP
Attn: George J. Vlahakos
1000 Louisiana Street, Suite 6000
Houston, TX 77002
To the Participant:
The last address shown in the Company’s employment records.

f.
Successors and Assigns. Employer shall be entitled to assign this Plan to its affiliates and shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would have been required to perform it if no such succession had taken place; provided, however, such assignment or assumption shall not relieve the Employer of its obligations under the

Plan. No rights or benefits under this Plan may be assigned by any Participant without Employer’s (or its assignee’s) prior written consent.

g.
Anti-alienation Clause. No payment under the Plan may be anticipated, assigned (either at law or in equity), alienated, or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Code or otherwise.

h.
Amendment and Termination. Employer, through the Board or the Committee, may amend this Plan at any time and from time to time, and may terminate this Plan at any time; provided that any amendment or termination that adversely and materially affects a Participant will be subject to the Participant’s written consent thereto.

i.
Indemnification of Administrator. Employer agrees to indemnify and to defend to the fullest extent permitted by law any employee of the Company serving on the Board or on the Committee against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by Employer) occasioned by any act or omission to act in connection with the Plan if such act or omission is taken in good faith, is consistent with the direction and authority of their respective position as well as the duties imputed under this Plan, and is neither criminal nor willful misconduct.

IN WITNESS WHEREOF, the Plan has been adopted as of the Effective Date.
LEGACY RESERVES SERVICES LLC

By: ___________________________________________
Name: ________________________________________
Title: ______________________